Exhibit 99.1

GAMETECH
INTERNATIONAL
NASDAQ: “GMTC”

Safe Harbor Statement
❖ This presentation contains forward-looking statements within the meaning of the federal securities laws, and GameTech intends that these statements be subject to the safe harbor provided by those laws. Forward-looking statements include the potential effects of the definitive agreement with, and the acquisition of, Summit, our potential expansion of our domestic and international business and markets, new product and product feature developments, the
 success of our strategic opportunities and initiatives, and expectations relating to financial and operating results. We caution that these statements are subject to risks and uncertainties that could cause actual results to differ materially from those reflected by the forward-looking statements, including whether we will be able to obtain consents, financing and licenses required to complete the acquisition of Summit, our ability to successfully integrate, operate and grow Summit’s business, our dependence on the bingo and electronic bingo industry and Summit’s dependence on the video lottery terminal business, and other factors disclosed in documents we have filed with the Securities and Exchange Commission,
 including the our most recently filed Form 10-K, 10-Qs and 8-Ks.

THE NEW TEAM
 Bud Glisson - President/CEO
 William Fasig - COO
 Marcia Martin - CFO

BASIC PHILOSOPHIES
➢ Strategic vs “Quarter to Quarter”
➢ Growth vs Cost Reduction
➢ Disciplined exercise of core competencies
➢ Ruthlessly Focused

OPPORTUNITIES
➢ Montana
➢ Louisiana
➢ Leverage relationships with distributors
➢ Jurisdictional expansion
➢ Expand product offerings

Bingo - Market Share
Planet

THE BINGO OPPORTUNITY
➢ EDGE™ - the platform for the future
➢ Design and solutions that work
➢ Exclusive new content
➢ EXPLORER - the new
  portable electronic
  handheld unit

VLT MARKET SHARE
➢ Montana VGM count 2009 - 16,620
 ▪ GMTC - 5,512 - 33% market share
➢ Louisiana EGD count 2010 - 14,818
 ▪ GMTC - 4,552 - 31% market share

GAMETECH

- Relentless development

Champions EDGE

THE VLT OPPORTUNITY
➢ Grow our market position
➢ Improve delivery to market
➢ Focused growth

KEY HISTORICAL EVENTS
 with Financial Impact
➢ Purchase of Summit Gaming
➢ Refinancing of Acquisition Debt
➢ Purchase Corporate headquarters

Financial Results - Bingo
($ in thousands)	FY 2006	FY 2007	FY 2008	FY 2009
Net revenue	$ 49,289	$ 47,114	$ 43,964	$ 39,104
Gross Profit	$ 29,360	$ 27,431	$ 24,861	$ 24,395
Gross Profit percentage	59.6%	58.2%	56.5%	62.4%
Operating Income	$ 6,998	$ 6,522	$ 4,173	$ 9,137
Adjusted Op Income (for Trend)	$ 6,998	$ 6,522	$ 4,173	$ 5,133
YoY Revenue Change	-0.7%	-4.4%	-6.7%	-11.1%
YoY Gross Profit Change	0.0%	-6.6%	-9.4%	-1.9%
YoY Adjusted Op Inc Change	20.7%	-6.8%	-36.0%	23.0%

Financial Results - VLT
($ in thousands)		FY 2007	FY 2008	FY 2009
Net revenue		$ 11,691	$ 11,483	$ 8,690
Gross Profit		$ 4,832	$ 5,221	$ 3,447
Gross Profit percentage		41.3%	45.5%	39.7%
Operating Income (Loss)	(a)	$ 2,351	$ (1,218)	$ (4,204)
YoY Revenue Change			-1.8%	-24.3%
YoY Gross Profit Change			8.1%	-34.0%
YoY Op Inc (Loss) Change	(a)		-151.8%	-245.2%

(a) Adjusted for Goodwill and Intangible Impairments

Reconciliation of US GAAP
Net Income to EBITDA
($ in thousands)	FY 2005	FY 2006	FY 2007	FY 2008	FY 2009
Net Income	$ 1,336	$ 4,383	$ 4,671	$(11,163)	$(10,502)
Add Back:
Net interest expense (income)	$ 13	$ 10	$ 2,342	$ 4,624	$ 3,046
Provision for income taxes	$ 534	$ 2,961	$ 2,667	$ (4,411)	$ (5,980)
EBIT	$ 1,883	$ 7,354	$ 9,680	$(10,950)	$(13,436)
Add Back:
Depreciation and Amortization	$ 11,427	$ 10,317	$ 11,544	$ 11,065	$ 8,178
Goodwill/Intangible Impairment	$ -	$ -	$ -	$ 10,780	$ 18,376
Impairment of Investments	$ -	$ -	$ -	$ 3,306	$ -
Non-Recurring Items	$ -	$ -	$ -	$ 673	$ (1,537)
EBITDA	$ 13,310	$ 17,671	$ 21,224	$ 14,874	$ 11,581
Interest Payments	$ 13	$ 10	$ 2,282	$ 2,834	$ 2,411

$25,000
$20,000
$15,000
$10,000
$5,000
$-
$(5,000)
$(10,000)
$(15,000)
2005
2006
2007
2008
2009
EBITDA
Net Income

CONSOLIDATED
EBITDA AND NET INCOME